Exhibit 99.1

AVEANNA HEALTHCARE HOLDINGS ANNOUNCES

THIRD QUARTER FINANCIAL RESULTS AND REVISED 2025 OUTLOOK

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Third Quarter Revenue was $621.9 million, a 22.2% increase over the prior year period
•
Third Quarter Net income was $14.1 million compared to Net loss of $42.8 million for the prior year period
•
Adjusted EBITDA for Q3 2025 was $80.1 million, a 67.5% increase over the prior year period
•
Increased Full Year 2025 Revenue guidance to greater than $2.375 billion, updated from greater than $2.3 billion
o
Increased Full Year 2025 Adjusted EBITDA guidance to greater than $300 million, updated from greater than $270 million

Atlanta, Georgia (November 6, 2025) – Aveanna Healthcare Holdings Inc. (NASDAQ: AVAH), a leading, diversified home care platform focused on providing care to medically complex, high-cost patient populations, today announced financial results for the three and nine-month periods ended September 27, 2025.

Jeff Shaner, Chief Executive Officer, commented, “Our third quarter results reflect the strength and momentum in all three operating divisions as we continue year three of our Strategic Transformation. The quarter was highlighted by revenue and adjusted EBITDA growth of 22.2% and 67.5%, respectively, when compared to the prior year period. We continue to advocate for our patients and families to receive the value of high-quality health care in the comfort of their home. Our national footprint delivers cost-effective and high-quality home care that provides significant value to our payor and government partners. The integration of Thrive Skilled Pediatric Care is on track to be completed by the end of the year. Our revised guidance demonstrates the sustained momentum we have in our business as we complete 2025. I am proud of our dedicated team of Aveanna caregivers and leaders, who deliver on our mission of exceptional care every day.”

Three-Month Periods Ended September 27, 2025 and September 28, 2024

Revenue was $621.9 million for the three-month period ended September 27, 2025, as compared to $509.0 million for the three-month period ended September 28, 2024, an increase of $112.9 million, or 22.2%. The overall increase in revenue was attributable to a $104.9 million increase in PDS segment revenue, and a $8.3 million increase in HHH segment revenue, offset by a $0.2 million decrease in MS segment revenue compared to the third quarter of 2024.

Gross margin was $202.8 million, or 32.6% of revenue, for the three-month period ended September 27, 2025, as compared to $159.7 million, or 31.4% of revenue, for the three-month period ended September 28, 2024, an increase of $43.1 million, or 27.0%.

Net income was $14.1 million for the three-month period ended September 27, 2025, as compared to net loss of $42.8 million for the three-month period ended September 28, 2024. Net income per diluted share was $0.06 for the three-month period ended September 27, 2025, as compared to net loss per diluted share of $(0.22) for the three-month period ended September 28, 2024. Adjusted net income per diluted share was $0.15 for the three-month period ended September 27, 2025, as compared to adjusted net income per diluted share of $0.02 for the three-month period ended September 28, 2024. See "Non-GAAP Financial Measures - Adjusted net income and Adjusted net income per diluted share" below.

Adjusted EBITDA was $80.1 million, or 12.9% of revenue, for the three-month period ended September 27, 2025, as compared to $47.8 million, or 9.4% of revenue, for the three-month period ended September 28, 2024, an increase of $32.3 million or 67.5%. See "Non-GAAP Financial Measures - EBITDA and Adjusted EBITDA" below.

Nine-Month Period Ended September 27, 2025 and September 28, 2024

Revenue was $1,770.7 million for the nine-month period ended September 27, 2025, as compared to $1,504.6 million for the nine-month period ended September 28, 2024, an increase of $266.1 million, or 17.7%. The overall increase in revenue was attributable to a $248.0 million increase in PDS segment revenue, a $15.9 million increase in HHH segment revenue, and a $2.2 million increase in MS segment revenue compared to the first nine months of 2024.

Gross margin was $597.2 million, or 33.7% of revenue, for the nine-month period ended September 27, 2025, as compared to $463.8 million, or 30.8% of revenue, for the nine-month period ended September 28, 2024, an increase of $133.4 million, or 28.8%.

Net income was $46.3 million for the nine-month period ended September 27, 2025, as compared to net loss of $40.1 million for the nine-month period ended September 28, 2024. Net income per diluted share was $0.22 for the nine-month period ended September 27, 2025, as compared to net loss per diluted share of $(0.21) for the nine-month period ended September 28, 2024. Adjusted net income per diluted share was $0.43 for the nine-month period ended September 27, 2025, as compared to adjusted net income per diluted share of $0.01 for the nine-month period ended September 28, 2024. See "Non-GAAP Financial Measures - Adjusted net income and Adjusted net income per diluted share" below.

Adjusted EBITDA was $235.9 million, or 13.3% of revenue, for the nine-month period ended September 27, 2025, as compared to $128.4 million, or 8.5% of revenue, for the nine-month period ended September 28, 2024, an increase of $107.5 million or 83.7%. See "Non-GAAP Financial Measures - EBITDA and Adjusted EBITDA" below.

Liquidity, Cash Flow, and Debt

On September 17, 2025, we entered into the fourth joinder and twelfth amendment (the "Refinancing Amendment") to our First Lien Credit Agreement and concurrently terminated our $415.0 million Second Lien Credit Agreement using proceeds from incremental borrowings under the Refinancing Amendment. The Refinancing Amendment expanded our capacity on our revolving credit facility to $250.0 million and extended the maturity dates of our revolving credit facility, as well as our refinanced term loans and an incremental senior secured term loan facility (together, the "2025 Term Loans") to September 17, 2030, and September 17, 2032, respectively. The 2025 Term Loans bear interest at Term SOFR plus 3.75%.

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As of September 27, 2025, we had cash of $145.9 million and incremental borrowing capacity of $105.8 million under our securitization facility. Our revolver was undrawn, with approximately $227.0 million of borrowing capacity and approximately $23.0 million of outstanding letters of credit.
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2025 net cash provided by operating activities was $76.1 million. Free cash flow was $86.2 million for the nine-month period ended September 27, 2025. See “Non-GAAP Financial Measures - Free cash flow” below.
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As of September 27, 2025 we had total indebtedness of $1,490.0 million. Our interest rate exposure under our credit facilities is currently hedged with the following instruments:
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$520.0 million notional amount of interest rate swaps that convert variable rate debt to a fixed rate, and
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$880.0 million notional amount of interest rate caps that cap our exposure to SOFR at 2.96%.

Matt Buckhalter, Chief Financial Officer, commented “Our third-quarter results are highlighted by revenue and Adjusted EBITDA growth of 22.2% and 67.5%, respectively, compared to the prior year period. Our team’s relentless focus on operational excellence, disciplined execution, and delivering strong clinical outcomes continues to drive our improved results. In addition, our successful debt refinancing completed during the third quarter reflects the strength of our operating performance and proven value of our national home care platform. Based on our performance and the opportunities ahead, we are pleased to raise our full-year 2025 guidance to revenue of greater than $2.375 billion and Adjusted EBITDA of greater than $300 million.”

Full Year 2025 Guidance

The following is our guidance reflecting our updated expectations for revenue and Adjusted EBITDA for the full fiscal year 2025 (year ending January 3, 2026):

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Revenue of greater than $2.375 billion, updated from greater than $2.3 billion

Consistent with prior practice, we are not providing guidance on net income at this time due to the volatility of certain required inputs that are not available without unreasonable efforts, including future fair value adjustments associated with our interest rate swaps and caps.

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Adjusted EBITDA of greater than $300 million, updated from greater than $270 million

Non-GAAP Financial Measures

In addition to our results of operations prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), we also evaluate our financial performance using EBITDA, Adjusted EBITDA, Field contribution, Field contribution margin, Adjusted net income or loss, Adjusted net income or loss per diluted share, and Free cash flow. Given our determination of adjustments in arriving at our computations, these non-GAAP measures have limitations as analytical tools and should not be considered in isolation or as substitutes or alternatives to net income or loss, revenue, operating income or loss, cash flows from operating activities, total indebtedness, gross margin, gross margin percentage or any other financial measures calculated in accordance with GAAP. The reconciliations of these non-GAAP financial measures to their most directly comparable GAAP measures are included in the financial tables below.

EBITDA and Adjusted EBITDA

EBITDA and Adjusted EBITDA are non-GAAP financial measures and are not intended to replace financial performance measures determined in accordance with GAAP, such as net income or loss. Rather, we present EBITDA and Adjusted EBITDA as supplemental measures of our performance. We define EBITDA as net income or loss before interest expense, net; income tax expense or benefit; and depreciation and amortization. We define Adjusted EBITDA as EBITDA, adjusted for the impact of certain other items that are either non-recurring, infrequent, non-cash, unusual, or items deemed by management to not be indicative of the performance of our core operations, including impairments of goodwill, intangible assets, and other long-lived assets; non-cash, share-based compensation and associated employer payroll taxes; loss on extinguishment of debt; fees related to debt modifications; the effect of interest rate derivatives; acquisition-related and integration costs; legal costs and settlements associated with acquisition matters; restructuring costs; other legal matters; and other system transition costs, professional fees and other costs. As non-GAAP financial measures, our computations of EBITDA and Adjusted EBITDA may vary from similarly termed non-GAAP financial measures used by other companies, making comparisons with other companies on the basis of this measure impracticable.

We believe our computations of EBITDA and Adjusted EBITDA are helpful in highlighting trends in our core operating performance. In determining which adjustments are made to arrive at EBITDA and Adjusted EBITDA, we consider both (1) certain non-recurring, infrequent, non-cash or unusual items, which can vary significantly from year to year, as well as (2) certain other items that may be recurring, frequent, or settled in cash but which we do not believe are indicative of our core operating performance. We use EBITDA and Adjusted EBITDA to assess operating performance and make business decisions.

We have incurred substantial acquisition-related costs and integration costs. The underlying acquisition activities take place over a defined timeframe, have distinct project timelines and are incremental to activities and costs that arise in the ordinary course of our business. Therefore, we believe it is important to exclude these costs from our Adjusted EBITDA because it provides us a normalized view of our core, ongoing operations after integrating our acquired companies, which we believe is an important measure in assessing our performance.

Field contribution and Field contribution margin

Field contribution and Field contribution margin are non-GAAP financial measures and are not intended to replace financial performance measures determined in accordance with GAAP, such as gross margin and gross margin percentage. Rather, we present Field contribution and Field contribution margin as supplemental measures of our performance. We define Field contribution as gross margin less branch and regional administrative expenses. Field contribution margin is Field contribution as a percentage of revenue. As non-GAAP financial measures, our computations of Field contribution and Field contribution margin may vary from similarly termed non-GAAP financial measures used by other companies, making comparisons with other companies on the basis of these measures impracticable.

Field contribution and Field contribution margin have limitations as analytical tools and should not be considered in isolation or as substitutes or alternatives to gross margin, gross margin percentage, net income or loss, revenue, operating income or loss, cash flows from operating activities, total indebtedness or any other financial measures calculated in accordance with GAAP.

Management believes Field contribution and Field contribution margin are helpful in highlighting trends in our core operating performance and evaluating trends in our branch and regional results, which can vary from year to year. We use Field contribution and Field contribution margin to make business decisions and assess the operating performance and results delivered by our core field operations, prior to corporate and other costs not directly related to our field operations. These metrics are also important because they guide us in determining whether or not our branch and regional administrative expenses are appropriately sized to support our caregivers and direct patient care operations. Additionally, Field contribution and Field contribution margin determine how effective we are in managing our field supervisory and administrative costs associated with supporting our provision of services and sale of products.

Adjusted net income and Adjusted net income per diluted share

Adjusted net income represents net income (loss) as adjusted for the impact of GAAP income tax, goodwill, intangible and other long-lived asset impairment charges, non-cash share-based compensation expense, loss on extinguishment of debt, fees related to debt modifications; interest rate derivatives, acquisition-related costs, integration costs, legal costs, restructuring costs, other legal matters, other system transition costs, professional fees and certain other miscellaneous items on a pre-tax basis. Adjusted net income includes a provision for income taxes derived utilizing a combined statutory tax rate. The combined statutory tax rate is our estimate of our long-term tax rate. The most comparable GAAP measure is net income (loss).

Adjusted net income per diluted share represents adjusted net income on a per diluted share basis using the weighted-average number of diluted shares outstanding for the period. The most comparable GAAP measure is net income (loss) per share, diluted.

Adjusted net income and adjusted net income per diluted share are important to us because they allow us to assess financial results, exclusive of the items mentioned above that are not operational in nature or comparable to those of our competitors.

Free cash flow

Free cash flow is a liquidity measure that represents operating cash flow, adjusted for the impact of purchases of property, equipment and software, proceeds from issuance of term loans, net of debt issuance costs, principal payments on term loans, notes payable and financing leases, and settlements with swap counterparties. The most comparable GAAP measure is cash flow from operations.

We believe free cash flow is helpful in highlighting the cash generated or used by the Company, after taking into consideration mandatory payments on term loans, notes payable and financing leases, as well as cash needed for non-acquisition related capital expenditures, and cash paid to or received from derivative counterparties.

Conference Call

Aveanna will host a conference call on Thursday, November 6, 2025, at 10:00 a.m. Eastern Time to discuss our third quarter results. The conference call can be accessed live over the phone by dialing 1-877-407-0789, or for international callers, 1-201-689-8562. A telephonic replay of the conference call will be available until November 13, 2025, by dialing 1-844-512-2921, or for international callers, 1-412-317-6671. The passcode for the live call and the replay is 13755427. A live webcast of our conference call will also be available under the Investor Relations section of our website: https://ir.aveanna.com/. The online replay will also be available for one week following the call.

Forward-Looking Statements

Certain matters discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements (other than statements of historical facts) in this press release regarding our prospects, plans, financial position, business strategy and expected financial and operational results may constitute forward-looking statements. Forward-looking statements generally can be identified by the use of terminology such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “seek,” “will,” “may,” “should,” “would,” “predict,” “project,” “potential,” “continue,” “could,” “design,” “guidance,” or the negatives of these terms or variations of them or similar expressions. These statements are based on certain assumptions that we have made in light of our experience in the industry as well as our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate in these circumstances. These forward-looking statements are based on our current expectations and beliefs concerning future developments and their potential effect on us. Forward-looking statements involve a number of risks and uncertainties that may cause actual results to differ materially from those expressed or implied by such forward-looking statements, such as intense competition among home health, hospice and durable medical equipment companies; our ability to maintain relationships with existing patient referral sources; our ability to have services funded from third-party payers, including Medicare, Medicaid and private health insurance companies, including as a result of changes to Medicaid to be implemented under the One Big Beautiful Bill Act; changes to Medicare or Medicaid rates or methods governing Medicare or Medicaid payments, and the implementation of alternative payment models, including but not limited to Medicare Advantage, Managed Care Organization, managed Medicaid, and other forms of managed care; any downward pressure on reimbursement resulting from further proliferation of Medicare Advantage plans; our limited ability to control reimbursement rates received for our services; delays in collection or non-collection of our patient accounts receivable, particularly during the business integration process, or when transitioning between systems associated with clinical data collection and submission, as well as billing and collection systems; healthcare reform and other regulations, including risks related to the proposed rule issued for the home health prospective payment system by Centers for Medicare & Medicaid Services; changes in the case-mix of our patients, as well as payer mix and payment methodologies; any reduction in net reimbursement if we do not effectively implement value-based care programs; the possibility that our business, financial condition and results of operations may be materially adversely affected by public health emergencies, such as a pandemic or other infectious disease outbreak; shortages in qualified employees and management and competition for qualified personnel; any failure to maintain the security and functionality of our information systems or to defend against or otherwise prevent a cybersecurity attack or breach; our substantial indebtedness, which increases our vulnerability to general adverse economic and industry conditions and may limit our ability to pursue strategic alternatives and react to changes in our business and industry; our ability to identify, obtain financing for, acquire and integrate strategic and accretive businesses or assets; risks related to legal proceedings, claims and governmental inquiries given that the nature of our business exposes us to various liability claims, which may exceed the level of our insurance coverage, and other risks set forth under the heading “Risk Factors” in Aveanna’s Annual Report on Form 10-K for its 2024 fiscal year filed with the Securities and Exchange Commission on March 13, 2025, which is available at www.sec.gov. In addition, these forward-looking statements necessarily depend upon assumptions, estimates and dates that may prove to be incorrect or imprecise. Accordingly, forward-looking statements included in this press release do not purport to be predictions of future events or circumstances, and actual results may differ materially from those expressed by forward-looking statements. All forward-looking statements speak only as of the date made, and Aveanna undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

About Aveanna Healthcare

Aveanna Healthcare is headquartered in Atlanta, Georgia and has locations in 38 states providing a broad range of pediatric and adult healthcare services including nursing, rehabilitation services, occupational nursing in schools, therapy services, day treatment centers for medically fragile and chronically ill children and adults, home health and hospice services, as well as delivery of enteral nutrition and other products to patients. The Company also provides case management services in order to assist families and patients by coordinating the provision of services between insurers or other payers, physicians, hospitals, and other healthcare providers. In addition, the Company provides respite healthcare services, which are temporary care provider services provided in relief of the patient’s normal caregiver. The Company’s services are designed to provide a high quality, lower cost alternative to prolonged hospitalization. For more information, please visit www.aveanna.com.

Cash Flow and Information about Indebtedness

The following table sets forth a summary of our cash flows from operating, investing, and financing activities for the periods presented:

	For the nine-month periods ended
(dollars in thousands)	September 27, 2025	September 28, 2024
Net cash provided by operating activities	$76,137	$19,231
Net cash used in investing activities	$(20,349)	$(4,790)
Net cash provided by financing activities	$5,790	$20,079
Cash and cash equivalents at beginning of period	$84,288	$43,942
Cash and cash equivalents at end of period	$145,866	$78,462

The following table presents our long-term indebtedness as of September 27, 2025:

(dollars in thousands)
Instrument	Interest Rate	September 27, 2025
2025 Term Loans (1)	S + 3.75%	$1,325,000
2025 Refinancing Revolving Credit Facility (1)	S + 3.75%	-
Securitization Facility	S + 2.50%	165,000
Total indebtedness		$1,490,000
(1) S = One-month SOFR

Results of Operations

The following table summarizes our consolidated results of operations for the periods indicated (amounts in thousands, except per share data):

	For the three-month periods ended		For the nine-month periods ended
	September 27, 2025	September 28, 2024	September 27, 2025	September 28, 2024
Revenue	$621,942	$509,023	$1,770,719	$1,504,634
Cost of revenue, excluding depreciation and amortization	419,118	349,324	1,173,537	1,040,814
Branch and regional administrative expenses	95,399	88,184	276,855	264,070
Corporate expenses	52,000	31,894	124,034	91,981
Depreciation and amortization	2,599	2,587	7,810	8,332
Acquisition-related costs	(1,175)	150	2,331	150
Other operating expense	418	2,860	734	5,271
Operating income	53,583	34,024	185,418	94,016
Interest income	826	100	1,087	297
Interest expense	(35,127)	(39,245)	(107,465)	(118,505)
Loss on debt extinguishment	(5,862)	-	(5,862)	-
Other (expense) income	(3)	(22,211)	(5,475)	2,329
Income (loss) before income taxes	13,417	(27,332)	67,703	(21,863)
Income tax benefit (expense)	647	(15,511)	(21,421)	(18,246)
Net income (loss)	$14,064	$(42,843)	$46,282	$(40,109)
Net income (loss) per share:
Net income (loss) per share, basic	$0.07	$(0.22)	$0.23	$(0.21)
Weighted average shares of common stock outstanding, basic	208,948	193,361	201,529	192,734
Net income (loss) per share, diluted	$0.06	$(0.22)	$0.22	$(0.21)
Weighted average shares of common stock outstanding, diluted	222,234	193,361	211,920	192,734

The following tables summarize our consolidated key performance measures, including Field contribution and Field contribution margin, which are non-GAAP measures, for the periods indicated:

	For the three-month periods ended
(dollars in thousands)	September 27, 2025	September 28, 2024	Change	% Change
Revenue	$621,942	$509,023	$112,919	22.2%
Cost of revenue, excluding depreciation and amortization	419,118	349,324	69,794	20.0%
Gross margin	$202,824	$159,699	$43,125	27.0%
Gross margin percentage	32.6%	31.4%		1.2%	(1)
Branch and regional administrative expenses	95,399	88,184	7,215	8.2%
Field contribution	$107,425	$71,515	$35,910	50.2%
Field contribution margin	17.3%	14.0%
Corporate expenses	$52,000	$31,894	$20,106	63.0%
As a percentage of revenue	8.4%	6.3%
Operating income	$53,583	$34,024	$19,559	57.5%
As a percentage of revenue	8.6%	6.7%

	For the nine-month periods ended
(dollars in thousands)	September 27, 2025	September 28, 2024	Change	% Change
Revenue	$1,770,719	$1,504,634	$266,085	17.7%
Cost of revenue, excluding depreciation and amortization	1,173,537	1,040,814	132,723	12.8%
Gross margin	$597,182	$463,820	$133,362	28.8%
Gross margin percentage	33.7%	30.8%		2.9%	(1)
Branch and regional administrative expenses	276,855	264,070	12,785	4.8%
Field contribution	$320,327	$199,750	$120,577	60.4%
Field contribution margin	18.1%	13.3%
Corporate expenses	$124,034	$91,981	$32,053	34.8%
As a percentage of revenue	7.0%	6.1%
Operating income	$185,418	$94,016	$91,402	97.2%
As a percentage of revenue	10.5%	6.2%
(1)
Represents the change in margin percentage year over year (or quarter over quarter).

The following tables summarize our key performance measures by segment for the periods indicated:

	PDS
	For the three-month periods ended
(dollars and hours in thousands)	September 27, 2025	September 28, 2024	Change	% Change
Revenue	$514,431	$409,558	$104,873	25.6%
Cost of revenue, excluding depreciation and amortization	365,159	299,731	65,428	21.8%
Gross margin	$149,272	$109,827	$39,445	35.9%
Gross margin percentage	29.0%	26.8%		2.2%	(4)
Hours	11,822	10,474	1,348	12.9%
Revenue rate	$43.51	$39.10	$4.41	12.7%	(1)
Cost of revenue rate	$30.89	$28.62	$2.27	8.9%	(2)
Spread rate	$12.62	$10.48	$2.14	23.0%	(3)

	HHH
	For the three-month periods ended
(dollars and admissions/episodes in thousands)	September 27, 2025	September 28, 2024	Change	% Change
Revenue	$62,427	$54,139	$8,288	15.3%
Cost of revenue, excluding depreciation and amortization	29,146	24,948	4,198	16.8%
Gross margin	$33,281	$29,191	$4,090	14.0%
Gross margin percentage	53.3%	53.9%		-0.6%	(4)
Home health total admissions (5)	9.7	8.9	0.8	9.0%
Home health episodic admissions (6)	7.5	6.8	0.7	10.3%
Home health total episodes (7)	12.9	11.3	1.6	14.2%
Home health episodic mix (8)	77.3%	76.4%		0.9%	(10)
Home health revenue per completed episode (9)	$3,215	$3,104	$111	3.6%

	MS
	For the three-month periods ended
(dollars and UPS in thousands)	September 27, 2025	September 28, 2024	Change	% Change
Revenue	$45,084	$45,326	$(242)	-0.5%
Cost of revenue, excluding depreciation and amortization	24,813	24,645	168	0.7%
Gross margin	$20,271	$20,681	$(410)	-2.0%
Gross margin percentage	45.0%	45.6%		-0.6%	(4)
Unique patients served (“UPS”)	91	92	(1)	-1.1%
Revenue rate	$495.43	$492.67	$2.76	0.6%	(1)
Cost of revenue rate	$272.67	$267.88	$4.79	1.8%	(2)
Spread rate	$222.76	$224.79	$(2.03)	-0.9%	(3)

	PDS
	For the nine-month periods ended
(dollars and hours in thousands)	September 27, 2025	September 28, 2024	Change	% Change
Revenue	$1,460,441	$1,212,418	$248,023	20.5%
Cost of revenue, excluding depreciation and amortization	1,018,550	891,588	126,962	14.2%
Gross margin	$441,891	$320,830	$121,061	37.7%
Gross margin percentage	30.3%	26.5%		3.8%	(4)
Hours	33,762	31,074	2,688	8.7%
Revenue rate	$43.26	$39.02	$4.24	11.8%	(1)
Cost of revenue rate	$30.17	$28.69	$1.48	5.5%	(2)
Spread rate	$13.09	$10.33	$2.76	29.0%	(3)

	HHH
	For the nine-month periods ended
(dollars and admissions/episodes in thousands)	September 27, 2025	September 28, 2024	Change	% Change
Revenue	$179,272	$163,382	$15,890	9.7%
Cost of revenue, excluding depreciation and amortization	82,187	75,814	6,373	8.4%
Gross margin	$97,085	$87,568	$9,517	10.9%
Gross margin percentage	54.2%	53.6%		0.6%	(4)
Home health total admissions (5)	29.2	28.4	0.8	2.8%
Home health episodic admissions (6)	22.3	21.5	0.8	3.7%
Home health total episodes (7)	37.4	35.0	2.4	6.9%
Home health episodic mix (8)	76.4%	75.7%		0.7%	(10)
Home health revenue per completed episode (9)	$3,200	$3,089	$111	3.6%

	MS
	For the nine-month periods ended
(dollars and UPS in thousands)	September 27, 2025	September 28, 2024	Change	% Change
Revenue	$131,006	$128,834	$2,172	1.7%
Cost of revenue, excluding depreciation and amortization	72,800	73,412	(612)	-0.8%
Gross margin	$58,206	$55,422	$2,784	5.0%
Gross margin percentage	44.4%	43.0%		1.4%	(4)
Unique patients served (“UPS”)	271	278	(7)	-2.5%
Revenue rate	$483.42	$463.43	$19.99	4.2%	(1)
Cost of revenue rate	$268.63	$264.07	$4.56	1.7%	(2)
Spread rate	$214.79	$199.36	$15.43	7.5%	(3)

1)
Represents the period over period change in revenue rate, plus the change in revenue rate attributable to the change in volume.
2)
Represents the period over period change in cost of revenue rate, plus the change in cost of revenue rate attributable to the change in volume.
3)
Represents the period over period change in spread rate, plus the change in spread rate attributable to the change in volume.
4)
Represents the change in margin percentage year over year (or quarter over quarter).
5)
Represents home health episodic and other admissions.
6)
Represents home health episodic admissions.
7)
Represents episodic admissions and recertifications.
8)
Represents the ratio of home health episodic admissions to home health total admissions.
9)
Represents Medicare revenue per completed episode.
10)
Represents the change in home health episodic mix year over year (or quarter over quarter).

The following table reconciles gross margin and gross margin percentage to Field contribution and Field contribution margin:

	For the three-month periods ended		For the nine-month periods ended
(dollars in thousands)	September 27, 2025	September 28, 2024	September 27, 2025	September 28, 2024
Gross margin	$202,824	$159,699	$597,182	$463,820
Gross margin percentage	32.6%	31.4%	33.7%	30.8%
Branch and regional administrative expenses	95,399	88,184	276,855	264,070
Field contribution	$107,425	$71,515	$320,327	$199,750
Field contribution margin	17.3%	14.0%	18.1%	13.3%
Revenue	$621,942	$509,023	$1,770,719	$1,504,634

The following table reconciles net income (loss) to EBITDA and Adjusted EBITDA:

	For the three-month periods ended		For the nine-month periods ended
(dollars in thousands)	September 27, 2025	September 28, 2024	September 27, 2025	September 28, 2024
Net income (loss)	$14,064	$(42,843)	$46,282	$(40,109)
Interest expense, net	34,301	39,145	106,378	118,208
Income tax (benefit) expense	(647)	15,511	21,421	18,246
Depreciation and amortization	2,599	2,587	7,810	8,332
EBITDA	50,317	14,400	181,891	104,677
Goodwill, intangible and other long-lived asset impairment	418	2,904	738	5,304
Non-cash share-based compensation	4,960	4,902	21,115	12,483
Loss on debt extinguishment	5,862	-	5,862	-
Fees related to debt modifications	15,964	-	15,964	-
Interest rate derivatives (1)	9	22,141	5,532	(2,218)
Acquisition-related costs (2)	(1,175)	150	2,332	150
Integration costs (3)	2,250	262	4,793	949
Legal costs and settlements associated with acquisition matters (4)	1,550	848	3,228	1,423
Restructuring (5)	52	1,599	468	4,787
Other legal matters (6)	12	214	(5,926)	1,112
Other adjustments (7)	(91)	421	(141)	(296)
Total adjustments	$29,811	$33,441	$53,965	$23,694
Adjusted EBITDA	$80,128	$47,841	$235,856	$128,371

The following table reconciles net income (loss) to adjusted net income and presents adjusted net income per diluted share:

	For the three-month periods ended		For the nine-month periods ended
(dollars in thousands, except share and per share data)	September 27, 2025	September 28, 2024	September 27, 2025	September 28, 2024
Net income (loss)	$14,064	$(42,843)	$46,282	$(40,109)
Income tax (benefit) expense	(647)	15,511	21,421	18,246
Goodwill, intangible and other long-lived asset impairment	418	2,904	738	5,304
Non-cash share-based compensation	4,960	4,902	21,115	12,483
Loss on extinguishment of debt	5,862	-	5,862	-
Fees related to debt modifications	15,964	-	15,964	-
Interest rate derivatives (1)	9	22,141	5,532	(2,218)
Acquisition-related costs (2)	(1,175)	150	2,332	150
Integration costs (3)	2,250	262	4,793	949
Legal costs and settlements associated with acquisition matters (4)	1,550	848	3,228	1,423
Restructuring (5)	52	1,599	468	4,787
Other legal matters (6)	12	214	(5,926)	1,112
Other adjustments (7)	(91)	421	(141)	(296)
Total adjustments	29,164	48,952	75,386	41,940
Adjusted pre-tax income	43,228	6,109	121,668	1,831
Income tax expense on adjusted pre-tax income (8)	(10,807)	(1,527)	(30,417)	(458)
Adjusted net income	$32,421	$4,582	$91,251	$1,373
Weighted average shares outstanding, diluted (9)	222,234	200,984	211,920	197,844
Adjusted net income per diluted share (10)	$0.15	$0.02	$0.43	$0.01

The following footnotes are applicable to tables above that reconcile (i) net income (loss) to EBITDA and Adjusted EBITDA and (ii) net income (loss) to adjusted net income.

(1)
Represents valuation adjustments and settlements associated with interest rate derivatives that are not included in interest expense, net. Such items are included in other (expense) income.
(2)
Represents transaction costs incurred in connection with planned, completed, or terminated acquisitions, which include investment banking fees, legal diligence and related documentation costs, and finance and accounting diligence and documentation, as presented on the Company’s consolidated statements of operations.
(3)
Represents (i) costs associated with our Integration Management Office, which focuses on our integration efforts and transformational projects such as systems conversions and implementations, material cost reduction and restructuring projects, among other things, of $0.5 million and $1.2 million for the three and nine-month periods ended September 27, 2025, respectively, and $0.3 million and $0.8 million for the three and nine-month periods ended September 28, 2024, respectively; and (ii) transitionary costs incurred to integrate acquired companies into our field and corporate operations of $1.8 million and $3.6 million for the three and nine-month periods ended September 27, 2025, respectively, and $0.1 million for the nine-month period ended September 28, 2024. No such cost was recorded during the three-month period ended September 28, 2024. Transitionary costs incurred to integrate acquired companies include IT consulting costs and related integration support costs; salary, severance and retention costs associated with duplicative acquired company personnel until such personnel are exited from the Company; accounting, legal and consulting costs; expenses and impairments related to the closure and consolidation of overlapping markets of acquired companies, including lease termination and relocation costs; costs associated with terminating legacy acquired company contracts and systems; and one-time costs associated with rebranding our acquired companies and locations to the Aveanna brand.
(4)
Represents legal and forensic costs, as well as settlements associated with resolving legal matters arising during or as a result of our acquisition-related activities. This primarily includes (i) costs of $1.3 million and $2.6 million for the three and nine-month periods ended September 27, 2025, respectively, and $0.4 million and $1.0 million for the three and nine-month periods ended September 28, 2024, respectively, to comply with the U.S. Department of Justice, Antitrust Division’s grand jury subpoena related to nurse wages and hiring activities in certain of our markets, in connection with a terminated transaction.
(5)
Represents costs associated with restructuring our branch and regional administrative footprint as well as our corporate overhead infrastructure costs in order to appropriately size our resources to current volumes, including: (i) branch and regional salary and severance costs; (ii) corporate salary and severance costs; and (iii) rent and lease termination costs associated with the closure of certain office locations.

(6)
Represents activity related to accrued legal settlements and the related costs and expenses associated with certain judgments and arbitration awards rendered against the Company where certain insurance coverage is in dispute. The Company released a legal reserve related to a certain accrued legal settlement during the nine-month period ended September 27, 2025.
(7)
Represents: (i) other costs or (income) that are either non-cash or non-core to the Company’s ongoing operations of $(0.1) million and $(0.1) million for the three and nine-month periods ended September 27, 2025, respectively, and $0.4 million and $(0.3) million for the three and nine-month periods ended September 28, 2024, respectively.
(8)
Derived utilizing a combined federal and state statutory rate of 25% for the three and nine-month periods ended September 27, 2025, and September 28, 2024, respectively, and applied to the respective adjusted pre-tax income.
(9)
Weighted average shares outstanding, diluted for the three and nine-month periods ended September 28, 2024 include 7.6 million and 5.1 million additional dilutive shares, respectively, that are not presented within our consolidated results of operations due to net loss for the three and nine-month periods ended September 28, 2024, as their inclusion in calculating net loss per share would be antidilutive. The dilutive shares are included within the calculation of adjusted net income per dilutive share for the three and nine-month periods ended September 28, 2024 above, as their effect would have been dilutive.
(10)
Adjustments used to reconcile net income (loss) per diluted share on a GAAP basis to adjusted net income per diluted share are comprised of the same adjustments, inclusive of the tax impact, used to reconcile net income (loss) to adjusted net income divided by the weighted-average diluted shares outstanding during the period.

The following table reconciles net income (loss) to adjusted net income and presents adjusted net income per diluted share:

	For the three-month periods ended				For the nine-month periods ended
	September 27, 2025		September 28, 2024		September 27, 2025		September 28, 2024
(dollars in thousands)	Dollars	Per Diluted Share	Dollars	Per Diluted Share	Dollars	Per Diluted Share	Dollars	Per Diluted Share
Net income (loss)	$14,064	$0.06	$(42,843)	$(0.21)	$46,282	$0.22	$(40,109)	$(0.20)
Total adjustments (1)	29,164	0.14	48,952	0.24	75,386	0.36	41,940	0.21
Income tax expense benefit on adjusted pre-tax income	(10,807)	(0.05)	(1,527)	(0.01)	(30,417)	(0.15)	(458)	(0.00)
Adjusted net income	$32,421	$0.15	$4,582	$0.02	$91,251	$0.43	$1,373	$0.01

(1) Total adjustments agree to the net income (loss) to adjusted net income table above.

The table below reflects the increase or decrease, and aggregate impact, to the line items included on our consolidated statements of operations based upon the adjustments used in arriving at Adjusted EBITDA from EBITDA for the periods indicated.

	For the three-month periods ended		For the nine-month periods ended
(dollars in thousands)	September 27, 2025	September 28, 2024	September 27, 2025	September 28, 2024
Cost of revenue, excluding depreciation and amortization	$353	$281	$(5,225)	$457
Branch and regional administrative expenses	2,003	2,515	6,841	5,389
Corporate expenses	22,346	5,421	37,945	14,756
Acquisition-related costs	(1,175)	150	2,331	150
Other operating expense	(12)	(8)	34	2,112
Loss on debt extinguishment	5,862	-	5,862	-
Other expense (income)	434	25,082	6,177	830
Total adjustments	$29,811	$33,441	$53,965	$23,694

The following table reconciles the net cash used in operating activities to free cash flow:

For the nine-month period ended
(dollars in thousands)	September 27, 2025
Net cash provided by operations	$76,137
Purchases of property and equipment, and software	(5,496)
Proceeds from issuance of term loans, net of debt issuance costs	1,317,743
Principal payments of term loans	(1,305,550)
Principal payments of notes payable and financing lease obligations	(5,854)
Settlements with swap counterparties	9,170
Free cash flow	$86,150